Exhibit 10.13
DISTRIBUTION AGREEMENT

Effective Date: August 27, 2010	Term: This Agreement shall continue in effect until terminated by Supplier or Distributor.

Supplier: RDA Technologies Limited	Distributor: Versatech Microelectronics Limited

Products: All IC Products
     As of the Effective Date of this Agreement, Supplier appoints Distributor and Distributor agrees to perform as a non-exclusive, authorized distributor of all products offered by Supplier for sale through distribution, including but not limited to those listed above, in accordance with the terms and conditions set forth in the following attachments:
•	Agreement Provisions

•	Territory Term Sheet(s)

•	Supplier’s Standard Warranties

Supplier: RDA Microelectronics	Distributor:

By: /s/ Vincent Tai	By: /s/ Victor Lee

Name: Vincent Tai	Name: Victor Lee

Title: CEO	Title: General Manager

AGREEMENT PROVISIONS
1.     RESPONSIBILITIES OF DISTRIBUTOR Distributor will use its reasonable best efforts to (i) promote the distribution of products, (ii) provide timely delivery of products to Distributor’s customers, and (iii) participate in such training programs as may be offered by Supplier.
2.     RESPONSIBILITIES OF SUPPLIER Supplier will (i) furnish Distributor with current price and product information via email in mutually agreed upon format together with all available component parametric information including, but not limited to, part description, active status, and all key performance attributes, as may be necessary and in a manner that will allow Distributor to supply such information to Distributor’s customers; and (ii) ensure that the products, as manufactured and sold to Distributor, fully comply with all applicable laws, standards, codes and regulations.
3.     REPORTS AND AUDITS
Distributor Reports Distributor will send to Supplier, in a mutually agreeable format, (i) a stock status report showing the month-end on-hand quantities of products by device type and warehouse location no later than the 2nd working day after the end of each month and (ii) a point of sale report showing product sales for the month by device type, customer, and sale price, for the products and sales covered by the applicable Territory Term Sheet. No more than twice during any year, upon reasonable prior notice, Supplier may (i) conduct a physical inventory count of products in any stocking location (or, in automated facilities, observe cycle counts and related methodology) or (ii) audit such business records, located at Distributor’s corporate headquarters, as pertain solely to the purchase of products hereunder during any such year.
4.     ORDERS; DELIVERY; RESCHEDULING; CANCELLATION
        a.     Orders, Rescheduling and Cancellation Supplier will acknowledge each Distributor purchase order, in writing, within five working days of receipt thereof and will confirm the requested shipment date or specify an alternative shipment date (“Acknowledged Shipment Date”). Unless PO is specifically stated as non-cancellable PO, distributor may, on at least thirty (30) days prior with written notice, cancel any order without cost or penalty. Distributor may, on at least fifteen (15) days prior written notice reschedule the Acknowledged Shipment Date of any order without cost or penalty. The rescheduled shipment date cannot be more than 60 days from the first original Acknoledgement Shipment Date.
        b.     Shipping and Packing All shipments from the point at which the obligation to pay freight and the risk of loss pass from Supplier to Distributor will be adhere to shipping terms in the Territory Terms Sheet.
        c.     Distributor’s Acceptance Distributor’s acceptance of an order will occur upon its receipt of the products unless Distributor notifies Supplier that the products are defective or do not conform to the Supplier’s applicable warranty, the terms of this Agreement, or Distributor’s order. Distributor will use its reasonable best efforts to provide such notice within 7 days of its receipt of the products.
5.     PRICES The prices for products will be as set forth by Suppliers. From time to time, when agreed upon by Supplier, Distributor may sell products to its customer at below the Distributor’s cost. In such case, Supplier will provide a rebate to Distributor that will cover the delta between Distributor’s buying cost and selling price plus the appropriate margin.
        a.     Price Increases Prior to the effective date of a price increase, Distributor may order products, requesting delivery within thirty days, at the prior (i.e., lower) price. Products shipped under orders submitted by Distributor prior to the effective date of any price increase will be shipped and invoiced at the price in effect at the time of order placement. Typically, supplier will inform, via written notice, email, or fax, distributor of any price increase 30 days before effective day.
        b.     Price Decreases In the event Supplier decreases the price of any product, Distributor will receive a credit equal to the difference between the price paid for the product by Distributor (less any prior credits taken by Distributor on such product) and the new decreased price for the product multiplied by the quantity of such product in Distributor’s inventory that were purchased within the last six months, or in transit to Distributor, on the effective date of the decrease. Distributor will submit to Supplier, within five days following the later of the effective date of such price decrease or the date Distributor actually receives notice thereof, a list of the products upon which such credit is due. All products shipped after the effective date of any price decrease will be shipped and invoiced at the price in effect at the time of shipment.
        c.     Commission Please refer to Appendix A for details.

6.     RETURN OF PRODUCT
        a.     Any return of product, include but not limited to those that are quality related must be done as freight prepaid and an Reurn Material Authorization number must be issued by Supplier prior to the return.
        b.     The Distributor has the right to return products which are not due to quality problem, but the right of return only covers the quantities which are accurately reported by the distributor’s monthly on-hand inventory report provided to the Supplier, and were purchased within the last six month . In addition, dollar amount for the total return for that quarter, excluding quality related return, cannot exceed 5% of the total purchase of the prior quarter.
        c.     Supplier shall bear the shipment fees to return defective goods to supplier and receive replace. To save transaction overhed, distributor will issue debit note to supplier and deduct from next payment from distributor to supplier.
7.     PRODUCT CHANGES
        a.     Obsolescence and Modification Supplier reserves the right, upon at least thirty days prior written notice to Distributor, to (i) discontinue the manufacture or sale of, or otherwise render or treat as obsolete, any product, (ii) modify the design or manufacture of any product so as to preclude or limit Distributor’s sales of such product, or (iii) modify the status of any product so as to limit Distributor’s right to return or obtain price protection for such product. Distributor may, in its discretion, within thirty days of its receipt of such notice, notify Supplier in writing of its intention to return any or all such products which remain in its inventory for a credit equal to the net price paid by Distributor for such products. The products will be returned within fifteen days of the date of Distributor’s receipt of Supplier’s return authorization. Supplier will pay all freight and shipping charges in connection with any such returns. This return right only apply to products purchased within six months of the notification date.
8.     WARRANTY The products will be covered by Supplier’s standard warranty. The warranty period will begin with Distributor’s shipment to its customer, and the warranty will extend directly to Distributor’s customer as if it had purchased the products directly from Supplier. Supplier will pay (or refund the amount of) all freight and shipping charges for any defective products returned under its warranty. Supplier will, at Distributor’s election, issue to Distributor a credit equal to the net price paid by Distributor for any product returned under warranty.
9.     COMPLIANCE WITH LAWS Despite anything to the contrary contained in Supplier’s warranty or elsewhere in this Agreement, Supplier will indemnify Distributor against, and hold it harmless from, any cost, loss, damage or liability (including reasonable attorney’s fees) arising from or related to Supplier’s conduct or the failure, or alleged failure, of the products, as manufactured and sold to Distributor, to fully comply with all applicable laws, standards, codes, specifications and regulations or to be suitable for resale or other distribution by Distributor as contemplated by this Agreement. All warranty and indemnification provisions of this Agreement will survive the termination hereof.
10.     INTELLECTUAL PROPERTY Supplier will indemnify, defend and otherwise hold harmless Distributor, its affiliates and its customers from all cost, loss, damage or liability arising from any proceeding or claim brought or asserted against Distributor, its affiliates or its customers, to the extent such proceeding or claim is based on an allegation that the products, any part thereof, or their distribution or use infringe any patent, copyright, trademark, trade secret, right in a mask work, or any similar claim, if Distributor notifies Supplier of any such proceeding or claim promptly after it becomes known and provides all the assistance and cooperation to Supplier that is reasonably requested. Supplier will not be liable to Distributor under this paragraph to the extent that any claim is based on a use for which the product or part was not designed, or an alteration of the product by Distributor or at its direction which caused the infringement.
11.     TERM AND TERMINATION
        a.     Term This Agreement is effective once signed by both parties and until terminated in accordance with the provisions of this paragraph. Either party may at any time terminate this Agreement without cause and for its convenience by giving thirty days prior written notice to the other. Supplier and Distributor represent that they have considered the making of expenditures in preparing to perform under this Agreement. In that regard, both parties acknowledge that neither party will in any way be liable to the other for any loss, expense or damage (including special, consequential, or incidental damages) by reason of any termination of this Agreement without cause, excepting only the then current value of equipment purchased or improvements made by either party and dedicated to the products or services of such other party.
        b.     Events of Default Any of the following is a default under this Agreement:

                i)     the assignment of this Agreement by either party without the prior written consent of the other party;
                ii)     either party’s failure to cure any breach of this Agreement within sixty days following written notice thereof from the other (or, if not curable within sixty days, if the cure is not commenced within that period and thereafter diligently completed); and,
                iii)     the assignment by either party of its business for the benefit of creditors, or the filing of a petition by either party under the Bankruptcy Code or any similar statute, or the filing of such a petition against either of them which is not discharged or stayed within sixty days, or the appointment of a receiver or similar officer to take charge of either party’s property, or any other act indicative of bankruptcy or insolvency.
        c.     Remedies upon Default In the event of either party’s default, the other party may terminate this Agreement for cause by written notice and/or avail itself of any remedy available at law or equity.
        d.     Return of Inventory In the event of the Supplier terminating this contact without cause, Supplier will repurchase from Distributor any or all unsold products, that were shipped within the last 180 days, designated by Distributor from its inventory at the price paid therefor by Distributor, less any prior credits taken by Distributor on such products. If Distributor terminates this Agreement without cause, or Supplier terminates it with cause, the price will be reduced by a five percent handling charge and Distributor will pay all freight and shipping charges (which otherwise will be paid by Supplier). In the event of any termination, Supplier will, at Distributor’s request, honor any Distributor purchase order then outstanding.
        In the event of inventory return, Supplier will be required to accept only those products which are in their original unopened packaging. No termination of this Agreement will affect any obligation of either party to pay amounts due to the other hereunder.
12.     MARKETING COMMUNICATION From time to time, to assist Distributor in advertising and promoting the products, Supplier will accrue into a cooperative marketing fund two percent of the net sales dollars invoiced to Distributor each month percentage (or the amount specified on the applicable Territory Term Sheet), to be used by Distributor for promotional efforts approved by both Distributor and Supplier. The cooperative marketing fund accrual will expire after two months of the quarter if the fund were not used by distributor. The spending of this fund must received prior writtem approval from Supplier.
13.     NOTICES Any written notice required by this Agreement that relates to the addition, deletion or modification of any product or to a change in the price of any product, must be delivered to Distributor upon agreed upon method All other notices under this Agreement will be deemed given when delivered by hand or deposited in the China Psotal services as certified mail, postage prepaid, addressed to the president of either party at its then principal place of business and as specified on the applicable Territory Term Sheet.
14.     TRADEMARKS This Agreement does not create, and neither party will have any right in, or to the use of, any mark, name, style or logo of the other party. Distributor is, however, hereby granted a nonexclusive right to use Supplier’s marks, names or logos to identify itself as an authorized distributor of the products and for advertising and promoting its services under this Agreement.
15.     CONFIDENTIAL INFORMATION Each party will receive and maintain in confidence all proprietary information, trade secrets or other know-how belonging to the other (including but not limited to knowledge of manufacturing or technical processes, financial and systems data, and customer information) provided that any such information, secrets or know-how is expressly designated as being confidential, except and to the extent that disclosure is required by law, regulation or court order, or enters into the public domain through no fault of the party obligated to maintain such confidentiality. Without limiting the foregoing, all material and information made known to Supplier by Distributor pursuant to paragraph 4 of this Agreement is hereby designated as confidential.
16.     AUTHORIZATION NOT UNREASONABLY WITHHELD Whenever any consent, action or authorization is required or requested of either party hereunder, it will not be unreasonably withheld or delayed.
17.     FORCE MAJEURE Neither party will bear any liability to the other for any failure or delay to the extent that it results from acts of God, labor difficulties, inability to obtain materials or any other cause beyond such party’s reasonable control.
18.     RELATIONSHIP OF PARTIES The parties are independent contractors, each in full control of its business. Under no circumstances will either party have the right or authority to act or make any commitment on behalf of or bind the other or represent the other as its agent in any way.
19.     PUBLICITY This Agreement is confidential within the meaning of paragraph 15. Except as required by law,

no press release or other like publicity regarding the relationship between Distributor and Supplier, this Agreement or its termination will be made without the other party’s prior approval.
20.     INTELLECTUAL PROPERTY RIGHTS Supplier warrants that it is the owner or licensee of all intellectual property provided to Distributor under this Agreement (whether or not included or embedded in any other product), and has the authority to permit Distributor to use or resell or sublicense that property to third parties. Distributor will not resell or sublicense the intellectual property without the license agreement provided by Supplier for that purpose and will advise Supplier of any known breach of the terms thereof.
21.     LIMITATION OF LIABILITY
        a.     EXCEPT FOR PERSONAL INJURY, IN NO EVENT SHALL EITHER PARTY BE LIABLE, WHETHER FOR BREACH OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY IN TORT, CLAIMS OF RELIANCE OR OTHERWISE, FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR REVENUES, TO THE FULL EXTENT SUCH MAY BE DISCLAIMED BY LAW.
        b.     The Parties acknowledge the laws of certain non-U.S. jurisdictions may restrict Distributor’s ability to limit its liability with its customers. For example, certain non-U.S. jurisdictions may not enforce a waiver of special, incidental or consequential damages, or a disclaimer of implied warranties. In the sale of Products, Distributor will use commercially reasonable efforts to establish contracts with all its customers that achieve enforceability of such limitations of liability. If, despite such efforts, a customer of Distributor asserts a claim in a non-U.S. court that refuses to enforce the limitations of liability, Supplier agrees that with respect to that claim, the limitations of liability of Supplier will be limited to the same extent that Distributor’s limitations of liability are limited.
22.     GENERAL
        a.     Entire Agreement This Agreement supersedes all prior communications or understandings between Distributor and Supplier and constitutes the entire agreement between the parties with respect to the matters covered herein. In the event of a conflict or inconsistency between the terms of this Agreement and those of any order, quotation, acknowledgment or other communication from one party to the other, the terms of this Agreement will be controlling.
        b.     Amendment This Agreement cannot be changed in any way except by a writing signed by the party against which the enforcement of the change is sought.
        c.     Governing Law This Agreement is made in, governed by, and will be construed solely in accordance with, the laws of Hong Kong.
        d.     Reformation In the event any provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability will attach only to such provision and will not affect or render invalid or unenforceable any other provision of this Agreement. Any such provision may be reformed by a court of competent jurisdiction so as to render the same valid or enforceable while most nearly effectuating the intent of the parties.
        e.     Assignment Neither party has the right to assign this Agreement in whole or in part without the prior written consent of the other except to another corporation wholly-owned by or under common control with it. For purposes hereof, an assignment includes, without limitation, a merger, sale of assets or business, or other transfer of control by operation of law or otherwise.

Appendix A
Distributor Margin — As consideration for the facilitation of RDA sales of DECT, Cordless Phone Bluetooth Chip. Distributor is expected to mark up the selling price to earn a 7% margin. For all other RDA IC products, the margin shall be determined on a individual basis as agreed by both Versatech Microelectronics Limited and RDA Microelectronics.

TERRITORY TERM SHEET
to the
Distribution Agreement
Between
RDA Microelectronics
and
Versatech Microlectornics Limited

Company Name(s)	Primary Territory

Versatech Microelectronics Limited	All Cordless Phone Makers or customers upon mutual agreement between Versatech Microelectronis Limited and RDA Microelectronics

Payment Terms	Shipping Terms

Net 30 days credit	FOB Hong Kong or Shenzhen

Currency	Required Reports

US Dollars	Monthly point of sale and inventory reports

Supplier Address for Notices	Distributor Address for Notices

Room 302, Building 2,	Unit 2611, 39 Wang Kwong Road,
690 Bibo Road, Pudong,	Skyline Tower, Kowloon Bay,
Shanghai, China 201203	Kowloon, Hong Kong

By:	/s/ Vincent Tai	By:	/s/ Victor Lee

	Name: Vincent Tai		Name: Victor Lee
	Title: CEO		Title: General Manager